Media Contact	Investor Contact
Clark Finley 203-578-2287	James Sitro 203-578-2399
cfinley@websterbank.com	jsitro@websterbank.com
WEBSTER REPORTS 2007 SECOND QUARTER EARNINGS
Second Quarter Highlights:
•	Diluted earnings per share of $.63 (includes the aggregate effect of $.15 per diluted share for the following items: $.07 of severance-related and other charges and $.08 of net charges in connection with the previously announced prepayment of capital trust securities).

•	Net interest income reached a record quarterly level of $130.4 million as the net interest margin improved to 3.47 percent, up from 3.41 percent in the first quarter and 3.13 percent in the second quarter of 2006.

•	Higher deposit service fees and mortgage banking revenues also contributed to a record quarterly level of total revenues.

•	Over $260 million of deposit growth during the second quarter; the loan to deposit ratio improved to 97 percent at June 30 compared to 98 percent at March 31 and 104 percent a year ago.

•	Completed the public offering of $200 million of enhanced trust preferred securities at a significantly lower interest rate (7.50% net cost pre-tax) than the $105 million in capital trust securities prepaid (9.57% net cost pre-tax) during the quarter.

•	Repurchased over 1.9 million shares of common stock during the second quarter as Webster’s strengthened tangible capital position provides capital management flexibility. The tangible capital ratio at June 30, 2007 was 6.32 percent compared to 6.72 percent at March 31, 2007 and 5.47 percent at June 30, 2006.

•	Completed the strategic and organizational reviews, which positions Webster to improve ongoing return on capital and operating margins with a heightened focus on its core franchise.

WATERBURY, Conn., July 24, 2007 — Webster Financial Corporation (NYSE: WBS), the holding company for Webster Bank, N.A., today announced net income of $35.5 million or $.63 per diluted share for the second quarter of 2007, compared to $35.0 million or $.62 per share for the first quarter of 2007 and $43.1 million or $.81 per share for the second quarter of 2006. As shown in the earnings reconciliation below, second quarter 2007 net income includes charges of $13.0 million ($8.5 million, net of tax) or $.15 per diluted share while the first quarter includes charges of $5.2 million ($3.4 million, net of tax) or $.06 per share. For the first six months of 2007, net income totaled $70.5 million, or $1.25 per share, compared to $87.0 million, or $1.63 per share in the year-ago period.

Earnings Reconciliation
	For the Three Months Ended
	June 30, 2007			March 31, 2007
(In thousands except	Pre-	Tax		Pre-	Tax
per share data)	Tax	Effected	EPS	Tax	Effected	EPS

Reported Net Income	$51,997	$35,467	$0.63	$51,222	$35,036	$0.62

Adjustments:
Gain on Webster Capital Trust I and II securities	(2,130)	(1,384)	(0.02)	—	—	-
Debt redemption premium	8,940	5,811	0.10	—	—	-
Software development cost write-off	3,403	2,212	0.04	—	—	-
Severance costs	1,888	1,227	0.02	2,200	1,430	0.02
Write-down of construction loan(s)
held for sale	948	616	0.01	700	455	0.01
Closure of Peoples Mortgage Company (PMC)	—	—	—	2,322	1,509	0.03

Total adjustments	13,049	8,482	0.15	5,222	3,394	0.06

Adjusted net income	$65,046	$43,949	$0.78	$56,444	$38,430	$0.68	(A)

(A)	Excludes $4.7 million pre-tax of seasonally higher expenses in the first quarter of 2007 primarily related to payroll taxes and 401(k) match.
As previously disclosed, Webster prepaid its Capital Trust I and Capital Trust II securities on April 2, 2007, at call prices of 104.7 percent and 105.0 percent, respectively, plus accrued and unpaid interest. Webster recorded a net pre-tax charge to income in the second quarter of 2007 of $6.8 million ($8.9 million related to the redemption premiums and unamortized issuance costs, partially offset by a $2.1 million gain on Webster Capital Trust I and II securities held by Webster), or $4.4 million net of tax. Also, Webster incurred severance and other charges of $5.3 million, or $3.4 million net of tax, in connection with actions during the second quarter under the recently concluded strategic and organizational review process. In addition, residential construction loans previously held for sale were transferred into portfolio and were written down in value by $0.9 million, or $0.6 million net of tax. This write-down is reflected in mortgage banking activities as a reduction in noninterest income in the second quarter.
Webster will provide a detailed update on its strategic and organizational reviews during its second quarter earnings conference call later today (refer to details for the conference call at the end of this release). Additional details regarding the strategic and organizational reviews are also available on our website at http://www.wbst.com.
“We are pleased to announce solid results in a challenging operating environment. Additionally, we have completed our strategic review and have taken many steps to implement the decisions made over the last two quarters,” stated Webster Chairman and Chief Executive Officer James C. Smith. “Our recently completed organizational review will improve the execution of our business plans in a well structured, more efficient company as we pursue our vision to become New England’s bank.”
Commercial loans (consisting of commercial and industrial and commercial real estate loans) and consumer loans grew strongly year over year to $8.7 billion at June 30, 2007, up 11 percent from June 30, 2006. Commercial and consumer loans represent 70 percent of total loans at June 30, 2007 compared to 62 percent a year ago. Commercial and industrial loans increased by $110 million, or 13 percent annualized, from March 31, 2007. “We are seeing the focus on commercial and consumer lending positively affect our earnings,” stated Webster President and Chief Operating Officer William T. Bromage. “Going forward, we will increase our emphasis on growing small business relationships, which we believe have significant loan and deposit growth potential.”
Revenues
Total revenue, which consists of net interest income plus total non-interest income, reached a record quarterly level of $194.3 million in the second quarter, compared to $185.5 million in the first quarter and $183.9 million a year ago.
Net interest income also reached a record level of $130.4 million in the second quarter compared to $128.1 million in the first quarter and $126.8 million a year ago. Average interest-earning assets were lower in the second quarter of 2007 compared to a year ago as a result of Webster’s recent balance sheet repositioning actions; however, Webster’s net interest margin (annualized tax-equivalent net interest income as a percentage of average earning assets) increased to 3.47 percent compared to 3.41 percent in the first quarter and 3.13 percent a year ago. Webster’s balance sheet repositioning actions have positively impacted the net interest margin as proceeds from the sales of securities were used to pay down high-cost borrowings. Slightly offsetting the positive effect of the balance sheet restructuring is continued consumer preference for higher yielding certificates of deposit as well as the impact of the inverted yield curve during much of the second quarter. The spread between the yield on loans and the cost of deposits was 3.93 percent in the second quarter compared to 3.87 percent in the first quarter and 4.11 percent a year ago.
Total noninterest income was $64.0 million in the second quarter, including the $2.1 million gain on Webster Capital Trust I and II securities held by Webster, compared to $57.4 million in the first quarter and $57.1 million a year ago. Deposit service fees totaled $28.8 million compared to $25.4 million in the first quarter and $24.2 million a year ago, with growth partly reflecting the growth in deposits and the recent implementation of a new consumer fee structure. Insurance revenue was $9.1 million in the quarter compared to $10.1 million in the first quarter and $10.0 million a year ago. Loan-related fees were $7.9 million in both the second and first quarters of 2007 compared to $9.2 million a year ago. Wealth management fees totaled $7.6 million compared to $6.9 million in both the first quarter and the comparable period a year ago. Income from mortgage banking activities increased to $4.0 million in the second quarter inclusive of a $948,000 write-down on $96.3 million of loans previously held for sale that were transferred into portfolio, compared to income of $2.2 million from mortgage banking activities in the first quarter, which reflected a $700,000 write-down in value of one construction loan held for sale, income of $2.5 million a year ago. Other non-interest income was $1.4 million compared to $1.8 million in the first quarter and $1.3 million a year ago.
Provision For Credit Losses
The provision for credit losses was $4.25 million in the second quarter compared to $3.0 million in both the first quarter of 2007 and the second quarter of 2006. Net loan charge-offs totaled $4.2 million compared to $5.3 million in the first quarter and $2.5 million a year ago. Included in charge-offs in the second quarter of 2007 were $0.6 million of consumer overdraft losses. Prior to the second quarter, overdraft losses were shown as a reduction of deposit fee income. Net charge-offs in the first quarter of 2007 reflected $2.1 million of previously-announced net charge-offs in connection with 13 residential construction loans in Florida. The allowance for credit losses, which consists of the allowance for loan losses and the reserve for unfunded credit commitments, was $152.8 million, or 1.23 percent of total loans at June 30, 2007 compared to $152.7 million, or 1.24 percent at March 31, 2007 and $156.5 million, or 1.23 percent at June 30, 2006.
Noninterest Expenses
Total noninterest expenses were $138.1 million in the second quarter including $8.9 million of debt redemption premium costs related to prepayment of the capital trust securities and $5.3 million of charges in connection with Webster’s recently completed strategic review

(consisting of a $3.4 million write-off of software development costs due to the cancellation of a technology project and $1.9 million in severance costs) compared to total noninterest expenses of $131.3 million in the first quarter and $117.3 million a year ago. The first quarter of 2007 included severance-related charges from ongoing restructuring in insurance and other lines of business of $2.2 million and closing costs of $2.3 million related to the remaining operations of PMC.
Balance Sheet Trends
Total assets were $16.9 billion at June 30, 2007 compared to $18.0 billion a year ago, with the decrease primarily related to balance sheet repositioning actions. Total loans were $12.4 billion, a decrease of $0.3 billion, or 2 percent, from a year ago, due primarily to the securitization of $371 million in residential loans, the sale of $250 million in residential loans in the fourth quarter of 2006 and the securitization of another $633 million in residential loans in the first quarter of 2007. Securities totaled $2.5 billion and declined by $0.9 billion, or 28 percent from a year ago. Total deposits were $12.8 billion, an increase of $0.6 billion, or 5 percent from a year ago which includes a $438 million decline in brokered deposits. Retail deposits increased $1.0 billion, with contributions from the branches acquired from the NewMil Bank acquisition, organic growth from our branch network and growth in health savings account deposits at HSA Bank.
The $0.9 billion reduction in securities and $0.6 billion of total deposit growth, each compared to a year ago, contributed to a $1.9 billion reduction in wholesale borrowings over the past year. Wholesale borrowings declined to 12 percent of total assets at June 30 compared to 22 percent a year ago.
The loan to deposit ratio improved to 97 percent at June 30, 2007 from 98 percent at March 31 and 104 percent a year ago. Improvement in this ratio reflects completion of balance sheet repositioning actions and the increase in deposits over the past year.
Book value per common share of $33.63 at June 30, 2007 increased from $31.22 a year ago. Tangible book value per share of $18.96 at June 30, 2007 increased from $18.31 last year. The ratio of tangible equity to tangible assets increased to 6.32 percent at June 30, 2007 compared to 5.47 percent a year ago.
Capital
Webster prepaid $105 million of its Capital Trust I and II securities that paid 9.57 percent pre-tax on April 2, 2007, at call prices of 104.68 percent and 105.0 percent, respectively, plus accrued and unpaid interest. As previously noted, Webster recorded a net pretax charge to income in the second quarter of 2007 of $6.8 million ($8.9 million related to the redemption premiums and unamortized issuance costs, partially offset by a $2.1 million gain on Webster Capital Trust I and II securities held by Webster). On June 13, 2007, Webster issued $200 million of enhanced capital trust securities at an all-in cost of 7.50 percent pre-tax under Webster Capital Trust IV.
Also during the second quarter, Webster repurchased over 1.9 million shares of its common stock. Webster still has 1.8 million shares that can be purchased under the 2.8 million share repurchase authorization that was announced on June 5, 2007.
Webster Chief Financial Officer Jerry Plush noted: “Our intent now that the enhanced capital trust securities deal is complete is to focus on our leverage and risk-based capital ratios (which are 8.31 percent and 11.99 percent, respectively) and target a tangible capital ratio level of 6.00%. The enhanced capital trust issuance provides Webster with significant capital management flexibility to selectively buy back shares or to pursue growth opportunities including acquisitions. We believe repurchasing our stock has been an attractive opportunity, and as such we elected to re-initiate the share repurchase program in the second quarter.”
Asset Quality
Nonperforming assets totaled $78.7 million, or 0.63 percent of total loans and other real estate owned at June 30, 2007 compared to $64.8 million, or 0.53 percent, at March 31 and $61.8 million, or 0.49 percent, a year ago. The majority of the second quarter increase relates to Webster’s previous disclosure in its first quarter release and Form 10-Q that as of April 2007 it had placed on nonaccrual status $11 million in construction loans previously held for sale.
The allowance for credit losses, which consist of the allowance for loan losses and the reserve for unfunded credit commitments, was $152.8 million, or 1.23 percent of total loans, at June 30, 2007 compared to $152.7 million, or 1.24 percent at March 31, 2007 and $156.5 million, or 1.23 percent at June 30, 2006. The ratio of the allowance for credit losses to nonperforming loans was 211 percent at June 30, 2007 compared to 264 percent a year ago and 259 percent at March 31, 2007.
***
Webster Financial Corporation is the holding company for Webster Bank, National Association and Webster Insurance. With $16.9 billion in assets, Webster provides business and consumer banking, mortgage, insurance, financial planning, trust and investment services through 177 banking offices, 334 ATMs, telephone banking and the Internet. Webster Bank owns the asset-based lending firm Webster Business Credit Corporation, the insurance premium finance company Budget Installment Corp., Center Capital Corporation, an equipment finance company headquartered in Farmington, Connecticut and provides health savings account trustee and administrative services through HSA Bank, a division of Webster Bank.
For more information about Webster, including past press releases and the latest Annual Report, visit the Webster website at www.websteronline.com.
***
Conference Call
A conference call covering Webster’s 2007 second quarter earnings announcement will be held today, Tuesday, July 24, at 9:00 a.m. EDT and may be heard through Webster’s investor relations website at www.wbst.com, or in listen-only mode by calling 1-877-407-8293 or 201-689-8349 internationally. The call will be archived on the website and available for future retrieval.
Forward-looking Statements
Statements in this press release regarding Webster Financial Corporation’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statement, see “Forward Looking Statements” in Webster’s Annual Report for 2006. Except as required by law, Webster does not undertake to update any such forward looking information.
Non-GAAP Financial Measures
In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. We believe that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, our performance trends and financial position. A reconciliation of net income and other performance ratios, as adjusted is included in the accompanying selected financial highlights table, elsewhere in this report.
We believe that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, our performance trends and financial position. Specifically, we provide measures based on what we believe are our operating earnings on a consistent basis and exclude non-core operating items which affect the GAAP reporting of results of operations. We utilize these measures for internal planning and forecasting purposes. We, as well as securities analysts, investors and other interested parties, also use these measures to compare peer company operating performance. We believe that our presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting our business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

WEBSTER FINANCIAL CORPORATION
Selected Financial Highlights (unaudited)

	At or for the Three		At or for the Six
	Months Ended June 30,		Months Ended June 30,
(In thousands, except per share data)	2007	2006 (c)	2007	2006 (c)

Adjusted net income and performance ratios, net of tax (annualized):

Net income	$35,467	$43,143	$70,503	$86,995
Net debt prepayment expense	4,427	—	4,427	—
Software development cost write-off	2,212	—	2,212	—
Severance costs	1,227	—	2,657	—
Closing costs-Peoples Mortgage Company	—	—	1,509	—
Write-down of construction loans held for sale	616	—	1,071	—

Adjusted net income	43,949	43,143	82,379	86,995
Net income per diluted common share	0.78	0.81	1.46	1.63
Return on average shareholders’ equity	9.28%	10.35%	8.69%	10.46%
Return on average tangible equity	16.13	17.48	15.10	17.68
Return on average assets	1.04	0.96	0.98	0.98
Noninterest income as a percentage of total revenue	32.51	31.04	31.88	30.41
Efficiency ratio (a)	64.12	63.80	66.06	64.05

Net income and performance ratios (annualized):

Net income	$35,467	$43,143	$70,503	$86,995
Net income per diluted common share	0.63	0.81	1.25	1.63
Return on average shareholders’ equity	7.49%	10.35%	7.44%	10.46%
Return on average tangible equity	13.02	17.48	12.92	17.68
Return on average assets	0.84	0.96	0.84	0.98
Noninterest income as a percentage of total revenue	32.92	31.04	31.96	30.41
Efficiency ratio (a)	71.06	63.80	70.92	64.05

Asset quality:

Allowance for credit losses	$152,750	$156,471	$152,750	$156,471
Nonperforming assets	78,654	61,777	78,654	61,777
Allowance for credit losses / total loans	1.23%	1.23%	1.23%	1.23%
Net charge-offs / average loans (annualized)	0.14	0.08	0.15	0.07
Nonperforming loans / total loans	0.58	0.47	0.58	0.47
Nonperforming assets / total loans plus OREO	0.63	0.49	0.63	0.49
Allowance for credit losses / nonperforming loans	210.61	264.32	210.61	264.32

Other ratios (annualized):

Tangible capital ratio	6.32%	5.47%	6.32%	5.47%
Shareholders’ equity / total assets	10.84	9.11	10.84	9.11
Interest-rate spread	3.37	3.06	3.34	3.13
Net interest margin	3.47	3.13	3.44	3.18

Share related:

Book value per common share	$33.63	$31.22	$33.63	31.22
Tangible book value per common share	18.96	18.31	18.96	18.31
Common stock closing price	42.67	47.44	42.67	47.44
Dividends declared per common share	0.30	0.27	0.57	0.52

Common shares issued and outstanding	54,643	52,610	54,643	52,610
Basic shares (average)	55,677	52,637	55,894	52,864
Diluted shares (average)	56,243	53,252	56,497	53,468

Footnotes:

(a)	Noninterest expense as a percentage of net interest income plus noninterest income.

(b)	For purposes of the yield computation, unrealized gains (losses) are excluded from the average balance.

(c)	Certain previously reported information has been revised for the effect of a $4.2 million reduction in insurance commissions receivable, including a $2.7 million after-tax reduction in shareholders’ equity. There was no effect on net income for the periods presented.

Consolidated Statements of Condition (unaudited)

	June 30,	March 31,	June 30,
(In thousands)	2007	2007 (c)	2006 (c)

Assets:

Cash and due from depository institutions	$293,223	$269,061	$327,622
Short-term investments	8,222	6,161	59,666

Securities:
Trading, at fair value	5,935	14,076	2,698
Available for sale, at fair value	411,309	395,668	2,317,645
Held-to-maturity	2,046,891	2,066,763	1,088,206

Total securities	2,464,135	2,476,507	3,408,549

Loans held for sale	372,891	456,033	275,240

Loans:
Residential mortgages	3,736,313	3,739,221	4,875,134
Commercial	3,554,846	3,444,612	3,160,200
Commercial real estate	1,938,656	1,936,650	1,819,635
Consumer	3,210,457	3,182,765	2,855,558

Total loans	12,440,272	12,303,248	12,710,527
Allowance for loan losses	(144,974)	(145,367)	(147,401)

Loans, net	12,295,298	12,157,881	12,563,126

Accrued interest receivable	85,078	86,878	85,719
Premises and equipment, net	194,412	196,232	188,125
Goodwill and other intangible assets	818,422	823,200	695,014
Cash surrender value of life insurance	264,100	261,852	242,740
Prepaid expenses and other assets	151,475	141,196	172,142

Total Assets	$16,947,256	$16,875,001	$18,017,943

Liabilities and Shareholders’ Equity:

Deposits:
Demand deposits	$1,544,695	$1,505,074	$1,549,051
NOW accounts	1,797,701	1,761,178	1,687,297
Money market deposit accounts	1,916,097	1,887,602	1,888,179
Savings accounts	2,194,215	2,109,866	1,954,298
Certificates of deposit	4,965,140	4,834,440	4,298,367
Brokered deposits	401,213	460,230	839,273

Total deposits	12,819,061	12,558,390	12,216,465

Federal Home Loan Bank advances	531,117	655,709	1,804,140
Securities sold under agreements to repurchase and other short-term debt	899,852	943,802	1,528,224
Long-term debt	656,455	623,091	622,267
Reserve for unfunded credit commitments	7,776	7,293	9,070
Accrued expenses and other liabilities	185,767	174,854	185,975

Total liabilities	15,100,028	14,963,139	16,366,141

Preferred stock of subsidiary corporation	9,577	9,577	9,577

Shareholders’ equity	1,837,651	1,902,285	1,642,225

Total Liabilities and Shareholders’ Equity	$16,947,256	$16,875,001	$18,017,943

See Selected Financial Highlights for footnotes.

Consolidated Statements of Income (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except per share data)	2007	2006	2007	2006

Interest income:
Loans	$210,337	$207,097	$419,501	$402,671
Securities and short-term investments	32,563	39,134	65,843	80,729
Loans held for sale	7,419	3,317	13,668	6,656

Total interest income	250,319	249,548	499,012	490,056

Interest expense:
Deposits	89,683	72,593	177,313	134,947
Borrowings	30,283	50,150	63,265	98,145

Total interest expense	119,966	122,743	240,578	233,092

Net interest income	130,353	126,805	258,434	256,964
Provision for credit losses	4,250	3,000	7,250	5,000

Net interest income after provision for credit losses	126,103	123,805	251,184	251,964

Noninterest income:
Deposit service fees	28,758	24,150	54,112	46,019
Insurance revenue	9,141	9,988	19,262	20,712
Loan related fees	7,901	9,162	15,841	16,986
Wealth and investment services	7,637	6,930	14,515	13,284
Mortgage banking activities	3,962	2,538	6,191	5,811
Increase in cash surrender value of life insurance	2,586	2,314	5,120	4,685
Gain on sale of securities, net	503	702	1,044	1,714
Other	1,367	1,284	3,191	3,059

	61,855	57,068	119,276	112,270
Gain on Webster Capital Trust I and II securities	2,130	—	2,130	—

Total noninterest income	63,985	57,068	121,406	112,270

Noninterest expenses:
Compensation and benefits	66,888	64,585	135,279	129,588
Occupancy	13,200	11,824	26,583	24,006
Furniture and equipment	15,389	13,962	30,358	27,557
Intangible amortization	3,344	3,544	6,817	7,921
Marketing	4,209	4,292	8,420	7,916
Professional services	3,432	3,464	8,234	7,008
Other	17,398	15,582	34,927	32,428

	123,860	117,253	250,618	236,424
Debt redemption premium	8,940	—	8,940	—
Severance and other costs	5,291	—	9,813	—
Acquistion costs	—	65	—	65

Total noninterest expenses	138,091	117,318	269,371	236,489

Income before income taxes	51,997	63,555	103,219	127,745
Income taxes	16,530	20,412	32,716	40,750

Net income	$35,467	$43,143	$70,503	$86,995

Diluted shares (average)	56,243	53,252	56,497	53,468

Net income per common share:
Basic	$0.64	$0.82	$1.26	$1.65
Diluted	0.63	0.81	1.25	1.63
See Selected Financial Highlights for footnotes.

Consolidated Statements of Income (unaudited)

	Three Months Ended
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,
(In thousands, except per share data)	2007	2007	2006	2006	2006

Interest income:
Loans	$210,337	$209,164	$225,634	$215,094	$207,097
Securities and short-term investments	32,563	33,280	32,514	40,883	39,134
Loans held for sale	7,419	6,249	6,191	4,366	3,317

Total interest income	250,319	248,693	264,339	260,343	249,548

Interest expense:
Deposits	89,683	87,630	90,195	85,058	72,593
Borrowings	30,283	32,982	44,994	52,849	50,150

Total interest expense	119,966	120,612	135,189	137,907	122,743

Net interest income	130,353	128,081	129,150	122,436	126,805
Provision for credit losses	4,250	3,000	3,000	3,000	3,000

Net interest income after provision for credit losses	126,103	125,081	126,150	119,436	123,805

Noninterest income:
Deposit service fees	28,758	25,354	25,494	25,252	24,150
Insurance revenue	9,141	10,121	8,301	9,793	9,988
Loan related fees	7,901	7,940	9,643	7,760	9,162
Wealth and investment services	7,637	6,878	7,161	6,738	6,930
Mortgage banking activities	3,962	2,229	2,917	(185)	2,538
Increase in cash surrender value of life insurance	2,586	2,534	2,550	2,368	2,314
Gain (loss) on sale of securities, net	503	541	(2,732)	2,307	702
Other	1,367	1,824	3,733	1,693	1,284

	61,855	57,421	57,067	55,726	57,068
Gain on Webster Capital Trust I and II securities	2,130	—	—	—	—
Loss on write-down of AFS securities to fair value	—	—	—	(48,879)	—
Loss on sale of mortgage loans	—	—	(5,713)	—	—

Total noninterest income	63,985	57,421	51,354	6,847	57,068

Noninterest expenses:
Compensation and benefits	66,888	68,391	64,142	62,050	64,585
Occupancy	13,200	13,383	13,403	11,977	11,824
Furniture and equipment	15,389	14,969	14,637	13,840	13,962
Intangible amortization	3,344	3,473	3,473	3,079	3,544
Marketing	4,209	4,211	3,350	4,211	4,292
Professional services	3,432	4,802	5,457	4,302	3,464
Other	17,398	17,529	16,129	15,523	15,582

	123,860	126,758	120,591	114,982	117,253
Debt redemption premium	8,940	—	—	—	—
Severance and other costs	5,291	4,522	—	—	—
Acquisition costs	—	—	2,018	868	65

Total noninterest expenses	138,091	131,280	122,609	115,850	117,318

Income before income taxes	51,997	51,222	54,895	10,433	63,555
Income taxes	16,530	16,186	17,097	1,436	20,412

Net income	$35,467	$35,036	$37,798	$8,997	$43,143

Diluted shares (average)	56,243	56,762	56,452	52,871	53,252

Net income per common share:
Basic	$0.64	$0.62	$0.68	$0.17	$0.82
Diluted	0.63	0.62	0.67	0.17	0.81
See Selected Financial Highlights for footnotes.

Interest-Rate Spread (unaudited)

	Three Months Ended
	June	March	December	September	June
	2007	2007	2006	2006	2006

Interest-rate spread
Yield on interest-earning assets	6.62%	6.61%	6.52%	6.31%	6.11%
Cost of interest-bearing liabilities	3.25	3.29	3.38	3.38	3.05

Interest-rate spread	3.37%	3.32%	3.14%	2.93%	3.06%

Net interest margin	3.47%	3.41%	3.23%	3.01%	3.13%

Consolidated Average Statements of Condition (unaudited)

Three Months Ended June 30,	2007			2006
			Fully tax-			Fully tax-
	Average		equivalent	Average		equivalent
(Dollars in thousands)	balance	Interest	yield/rate	balance (c)	Interest	yield/rate

Assets:
Interest-earning assets:
Loans	$12,306,789	$210,337	6.81%	$12,625,061	$207,097	6.54%
Securities (b)	2,430,989	35,035	5.78	3,496,863	40,991	4.61
Loans held for sale	481,583	7,419	6.16	230,268	3,317	5.76
Short-term investments	10,708	145	5.36	38,412	407	4.19

Total interest-earning assets	15,230,069	252,936	6.62	16,390,604	251,812	6.11

Noninterest-earning assets	1,597,103			1,503,138

Total assets	$16,827,172			$17,893,742

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Demand deposits	$1,515,877	$—	—%	$1,457,462	$—	—%
Savings, NOW and money market deposit accounts	5,720,081	30,388	2.13	5,371,432	22,489	1.68
Time deposits	5,243,115	59,295	4.53	5,147,276	50,104	3.90

Total deposits	12,479,073	89,683	2.88	11,976,170	72,593	2.43

Federal Home Loan Bank advances	727,371	8,675	4.72	2,241,811	25,329	4.47
Repurchase agreements and other short-term debt	1,078,192	12,596	4.62	1,230,394	12,606	4.05
Long-term debt	492,020	9,012	7.33	628,735	12,215	7.77

Total borrowings	2,297,583	30,283	5.23	4,100,940	50,150	4.85

Total interest-bearing liabilities	14,776,656	119,966	3.25	16,077,110	122,743	3.05

Noninterest-bearing liabilities	147,312			139,999

Total liabilities	14,923,968			16,217,109

Preferred stock of subsidiary corporation	9,577			9,577

Shareholders’ equity	1,893,627			1,667,056

Total liabilities and shareholders’ equity	$16,827,172			$17,893,742

		132,970			129,069
Less: tax-equivalent adjustment		(2,617)			(2,264)

Net interest income		$130,353			$126,805

Interest-rate spread			3.37%			3.06%

Net interest margin			3.47%			3.13%

See Selected Financial Highlights for footnotes.

Consolidated Average Statements of Condition (unaudited)

Six Months Ended June 30,	2007			2006
			Fully tax-			Fully tax-
	Average		equivalent	Average		equivalent
(Dollars in thousands)	balance	Interest	yield/rate	balance (c)	Interest	yield/rate

Assets:
Interest-earning assets:
Loans	$12,375,526	$419,501	6.78%	$12,509,184	$402,671	6.44%
Securities (b)	2,367,443	69,238	5.87	3,563,554	84,810	4.70
Loans held for sale	438,084	13,668	6.24	229,486	6,656	5.80
Short-term investments	63,851	1,729	5.39	26,861	519	3.84

Total interest-earning assets	15,244,904	504,136	6.61	16,329,085	494,656	6.04

Noninterest-earning assets	1,599,293			1,499,802

Total assets	$16,844,197			$17,828,887

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Demand deposits	$1,510,766	$—	—%	$1,454,585	$—	—%
Savings, NOW and money market deposit accounts	5,644,312	59,150	2.11	5,340,529	42,297	1.60
Time deposits	5,273,269	118,163	4.52	5,027,758	92,650	3.72

Total deposits	12,428,347	177,313	2.88	11,822,872	134,947	2.30

Federal Home Loan Bank advances	822,221	19,584	4.74	2,319,410	49,825	4.27
Repurchase agreements and other short-term debt	981,222	22,475	4.56	1,259,585	24,436	3.86
Long-term debt	555,881	21,206	7.63	634,736	23,884	7.53

Total borrowings	2,359,324	63,265	5.34	4,213,731	98,145	4.64

Total interest-bearing liabilities	14,787,671	240,578	3.27	16,036,603	233,092	2.91

Noninterest-bearing liabilities	151,521			118,879

Total liabilities	14,939,192			16,155,482

Preferred stock of subsidiary corporation	9,577			9,577

Shareholders’ equity	1,895,428			1,663,828

Total liabilities and shareholders’ equity	$16,844,197			$17,828,887

		263,558			261,564
Less: tax-equivalent adjustment		(5,124)			(4,600)

Net interest income		$258,434			$256,964

Interest-rate spread			3.34%			3.13%

Net interest margin			3.44%			3.18%

See Selected Financial Highlights for footnotes.

	At or for the Three Months Ended
(Unaudited)	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2007	2007	2006	2006	2006

Asset Quality

Nonperforming loans:
Commercial:
Commercial	$20,142	$13,679	$21,105	$29,321	$22,930
Equipment financing	2,584	2,405	2,616	2,450	2,693

Total commercial	22,726	16,084	23,721	31,771	25,623

Commercial real estate	12,242	18,524	17,618	16,811	23,291
Residential(1)	26,683	13,473	11,307	7,032	7,218
Consumer	10,875	10,808	6,266	3,496	3,065

Total nonperforming loans	72,526	58,889	58,912	59,110	59,197

Other real estate owned and repossessed assets:
Commercial	3,950	4,833	1,922	1,573	2,254
Residential	711	350	383	607	316
Consumer	1,467	758	608	126	10

Total other real estate owned and repossessed assets	6,128	5,941	2,913	2,306	2,580

Total nonperforming assets	$78,654	$64,830	$61,825	$61,416	$61,777

Accruing loans 90 or more days past due	$2,088	$4,636	$1,490	$4,609	$2,542

(1)	Balance at June 30, 2007 includes, as previously announced, $11 million of construction loans placed on non accrual status.
Allowance for Credit Losses

Beginning balance	$152,660	$154,994	$156,331	$156,471	$155,957
Provision	4,250	3,000	3,000	3,000	3,000
Allowance for acquired loans	—	—	4,724	—	—

Charge-offs:
Commercial	2,034	2,293	9,352	3,369	2,775
Residential	286	2,581	199	46	65
Consumer	3,176	1,993	454	265	239

Total charge-offs	5,496	6,867	10,005	3,680	3,079
Recoveries	(1,336)	(1,533)	(944)	(540)	(593)

Net loan charge-offs	4,160	5,334	9,061	3,140	2,486

Ending balance	$152,750	$152,660	$154,994	$156,331	$156,471

Components:
Allowance for loan losses	$144,974	$145,367	$147,719	$147,446	$147,401
Reserve for unfunded credit commitments	7,776	7,293	7,275	8,885	9,070

Allowance for credit losses	$152,750	$152,660	$154,994	$156,331	$156,471

Asset Quality Ratios:

Allowance for loan losses / total loans	1.17%	1.18%	1.14%	1.13%	1.16%
Allowance for credit losses / total loans	1.23	1.24	1.20	1.20	1.23
Net charge-offs / average loans (annualized)	0.14	0.17	0.27	0.10	0.08
Nonperforming loans / total loans	0.58	0.48	0.46	0.45	0.47
Nonperforming assets / total loans plus OREO	0.63	0.53	0.48	0.47	0.49
Allowance for credit losses / nonperforming loans	210.61	259.23	263.09	264.47	264.32
See Selected Financial Highlights for footnotes.